Exhibit 3.3

CERTIFICATE OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE READER’S DIGEST ASSOCIATION, INC.

(Under Section 242, 245 and 303 of the General Corporation Law of the State of Delaware)

The undersigned, being a duly elected officer of The Reader’s Digest Association, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.                                       That the name of the Corporation is The Reader’s Digest Association, Inc.

2.                                       That the Corporation was originally incorporated under the name “R.D.A. (Delaware), Inc.” and the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on December 21, 1951 (the “Certificate”).

2.                                       The Corporation’s Certificate is restated in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof.

3.                                       That the Corporation filed a voluntary petition under chapter 11 of title 11 of the United States Code, as amended with the United States Bankruptcy Court of the Southern District of New York on August 24, 2009 (Case No. 09-23529 (RDD)), and that this Certificate of Amended and Restated Certificate of Incorporation is being filed pursuant to the authority granted to the Corporation under Section 303 of the General Corporation Law of the State of Delaware, without further action by the board of directors or shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amended and Restated Certificate of Incorporation this 18th day of February, 2010.

By:	/s/ Thomas A. Williams
Name:	Thomas A. Williams
Title:	Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE READER’S DIGEST ASSOCIATION, INC.

FIRST:                                                           The name of the corporation (hereinafter called the “Corporation”) is: The Reader’s Digest Association, Inc.

SECOND:                                            The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

THIRD:                                                       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:                                           The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000). The par value of each of such shares is One Dollar ($1.00). All such shares are of one class and are shares of Common Stock.

FIFTH:                                                          The Corporation is to have perpetual existence.

SIXTH:                                                        The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation. Other provisions permitted by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or thereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

SEVENTH:                                      The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the DGCL, as the same may be amended and supplemented. Neither the amendment nor repeal of this Article SEVENTH nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent herewith shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article

SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH:                                                The Corporation shall indemnify each officer and director and his heirs, successors and administrators) to the fullest extent permitted by the DGCL, subject to any limitations set forth in the By-Laws of the Corporation.

NINTH:                                                      Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH:                                                    In furtherance and not in limitation of the powers conferred by, and subject to the provisions of, the DGCL, the Board of Directors of the Corporation is expressly authorized at any time to adopt, alter or repeal the By-Laws of the Corporation.

ELEVENTH:                               The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article ELEVENTH (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.